              Supplement No. 3 to Prospectus dated October 25, 2001

                             [NCO GROUP, INC. LOGO]

                                  $125,000,000

                4.75% Convertible Subordinated Notes Due 2006 and
               Common Stock Issuable Upon Conversion of the Notes

         This is a third supplement to the Prospectus dated July 2, 2001 (the "Prospectus"), relating to $125,000,000 principal amount of our 4.75% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

         The table in the "Selling Holders" section on pages 19-20 of the Prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other Selling Holders in the Prospectus dated July 2, 2001, and in prior Supplements:


                                                        Principal Amount of        Common Stock
                                                        Notes  Beneficially        Issuable upon
                   Selling Holders                       Owned and Offered     Conversion of Notes (1)
                   ---------------                      --------------------   -----------------------
Argent Convertible Arbitrage Fund Ltd.                      2,000,000                    60,753
McMahan Securities Co. L.P.                                 1,561,000                    47,418
The Liverpost Limited Partnership                           1,000,000                    30,376
Westgate International LP                                   1,000,000                    30,376




Total                                                      $5,561,000                   168,923
----------

(1) Based on an initial conversion rate of approximately 30.3767 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.



                        All of the other portions of the
            Prospectus, as previously supplemented, remain unchanged.


             The date of this Supplement No. 3 is October 25, 2001.